                                                          Contract #LGE 99-002

                              COAL SUPPLY AGREEMENT

      This is a coal supply agreement (the "Agreement") dated January 1, 1999 between LOUISVILLE GAS AND ELECTRIC COMPANY, a Kentucky corporation, 220 West Main Street, Louisville, Kentucky 40202 ("Buyer") and PEABODY COALSALES COMPANY, a Delaware corporation, 701 Market Street, Suite 830, St. Louis, Missouri 63101-1826 ("Seller").

      The parties hereto agree as follows:

      SECTION 1. GENERAL. Seller will sell to Buyer and Buyer will buy from Seller steam coal under all the terms and conditions of this Agreement.

      SECTION 2. TERM. The term of this Agreement shall commence on January 1, 1999 and shall continue through December 31, 2000, subject to the price renegotiation set forth in ss. 8.1.

      SECTION 3. QUANTITY.

      ss. 3.1 Base Quantity. Subject to the price renegotiation set forth in ss. 8.1, Seller shall sell and deliver and Buyer shall purchase and accept delivery of the following annual base quantity of coal ("Base Quantity"):

             YEAR                             BASE QUANTITY (TONS)
             ----                             --------------------
             1999                                  1,860,000
             2000                                  1,860,000

      ss. 3.2 Delivery Schedule. Buyer shall specify in writing to Seller the monthly quantities to be delivered in 1999 within ten (10) business days after this agreement is fully executed. Time is of the essence with respect to the schedule so established; and failure by Seller to deliver in a timely fashion shall constitute a material breach within the meaning of ss. 16 of this Agreement.

                                                          Contract #LGE 99-002

SECTION 4. SOURCE.

      ss. 4.1 Source. The coal sold hereunder, including coal purchased by Seller from third parties, shall be supplied from geological seam Kentucky #9, from Seller's Patriot Complex, Henderson County, Kentucky (the "Coal Property").

      ss. 4.2 Assurance of Operation and Reserves. Seller represents and warrants that the Coal Property contains economically recoverable coal of a quality and in quantities which will be sufficient to satisfy all the requirements of this Agreement. Seller agrees and warrants that it will have at the Coal Property adequate machinery, equipment and other facilities to produce, prepare and deliver coal in the quantity and of the quality required by this Agreement. Seller further agrees to operate and maintain such machinery, equipment and facilities in accordance with good mining practices so as to efficiently and economically produce, prepare and deliver such coal. Seller agrees that Buyer is not providing any capital for the purchase of such machinery, equipment and/or facilities and that Seller shall operate and maintain same at its sole expense, including all required permits and licenses. Seller hereby allocates to this Agreement sufficient reserves of coal meeting the quality specifications hereof and lying on or in the Coal Property so as to fulfill the quantity requirements hereof.

      ss. 4.3 Non-Diversion of Coal. Seller agrees and warrants that it will not, without Buyer's express prior written consent, use or sell coal from the Coal Property in a way that will reduce the economically recoverable balance of coal in the Coal Property to an amount less than that required to be supplied to Buyer hereunder.


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                                                          Contract #LGE 99-002

      ss. 4.4 Seller's Preparation of Mining Plan. Seller shall have prepared a complete mining plan for the Coal Property with adequate supporting data to demonstrate Seller's capability to have coal produced from the Coal Property which meets the quantity and quality specifications of this Agreement. Seller shall, upon Buyer's request during Coal Property Inspections, if any (made pursuant to ss. 20), provide information to Buyer of such mining plan which shall contain maps and a narrative depicting areas and seams of coal to be mined and shall include (but not be limited to) the following information: (i) reserves from which the coal will be produced during the term hereof and the mining sequence, by year (or such other time intervals as mutually agreed) during the term of this Agreement, from which coal will be mined; (ii) methods of mining such coal; (iii) methods of transporting and, in the event a preparation plant is utilized by Seller, the methods of washing coal to insure compliance with the quantity and quality requirements of this Agreement including a description and flow sheet of the preparation plant; (iv) quality data plotted on the maps depicting data points and isolines by ash, sulfur, and Btu; (v) quality control plans including sampling and analysis procedures to insure individual shipments meet quality specifications; and (vi) Seller's aggregate commitments to others to sell coal from the Coal Property during the term of this Agreement.

      Buyer's receipt of information or data furnished by Seller (the "Mining Information") shall not in any many relieve Seller of any of Seller's obligations or responsibilities under this Agreement; nor shall such review be construed as constituting an approval of Seller's proposed mining plan as prudent mining practices, such review by Buyer being limited solely to a determination, for Buyer's purposes only, of Seller's capability to supply coal to fulfill Buyer's requirements of a dependable coal supply.


                                       3
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                                                          Contract #LGE 99-002

      ss. 4.5 Substitute Coal. Notwithstanding the above representations and warranties, in the event that Seller is unable to produce or obtain coal from the Coal Property in the quantity and of the quality required by this Agreement, and such inability is not caused by a force majeure event as defined in ss. 10, then Buyer will have the option of requiring that Seller supply substitute coal from other facilities and mines. Seller shall also have the right to supply substitute coal after having received Buyer's prior written consent (which shall not be unreasonably withheld). Such substitute coal shall be provided under all the terms and conditions of this Agreement including, but not limited to, the price provisions of ss.8, the quality specifications of ss. 6.1, and the provisions of ss. 5 concerning reimbursement to Buyer for increased transportation costs. Seller's delivery of coal not produced from the Coal Property without having received the express written consent of Buyer shall constitute a material breach of this Agreement.

      SECTION 5. DELIVERY.

      ss. 5.1 Barge Delivery. The coal shall be delivered to Buyer F.O.B. barge at the Demao Dock at mile point 31.5 on the Green River (the "Delivery Point"). Seller may deliver the coal at a location different from the Delivery Point, provided, however, that Seller shall reimburse Buyer for any resulting increases in the cost of transporting the coal to Buyer's generating stations. Any resulting savings in such transportation costs shall be retained by Buyer.

      Title to and risk of loss of coal sold will pass to Buyer and the coal will be considered to be delivered when barges containing the coal are disengaged by Buyer's barging contractor from the loading dock. Buyer or its contractor shall furnish suitable barges in accordance with a


                                       4
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                                                          Contract #LGE 99-002

delivery schedule provided by Buyer to Seller. Seller shall arrange and pay for all costs of transporting the coal from the mines to the loading docks and loading and trimming the coal into barges to the proper draft and the proper distribution within the barges. Buyer shall arrange for transporting the coal by barge from the loading dock to its generating station(s) and shall pay for the cost of such transportation. For delays caused by Seller in handling the scheduling of shipments with Buyer's barging contractor, Seller shall be responsible for any demurrage or other penalties assessed by said barging contractor (or assessed by Buyer) which accrue at the Delivery Point, including the demurrage, penalties for loading less than the specified minimum tonnage per barge, or other penalties assessed for barges not loaded in conformity with applicable requirements. Buyer shall be responsible to deliver barges in as clean and dry condition as practicable. Seller shall require of the loading dock operator that the barges and towboats provided by Buyer or Buyer's barging contractor be provided convenient and safe berth free of wharfage, dockage and port charges; that while the barges are in the care and custody of the loading dock, all U.S. Coast Guard regulations and other applicable laws, ordinances, rulings, and regulations shall be complied with, including adequate mooring and display of warning lights; that any water in the cargo boxes of the barges be pumped out by the loading dock operator prior to loading; that the loading operations be performed in a workmanlike manner and in accordance with the reasonable loading requirements of Buyer and Buyer's barging contractor; and that the loading dock operator carry landing owners or wharfinger's insurance with basic coverage of not less than $300,000.00 and total of basic coverage and excess liability coverage of not less than $1,000,000.00, and provide evidence thereof to Buyer in the form of a certificate of insurance from the insurance carrier or an acceptable certificate of self-insurance with


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                                                          Contract #LGE 99-002

requirement for 30 days advance notification of Buyer in the event of termination of or material reduction in coverage under the insurance.

      SECTION 6. QUALITY.

      ss. 6.1 Specifications. The coal delivered hereunder shall conform to the following specifications on an "as received" basis:

                                  Guaranteed Monthly            Rejection Limits
      Specifications              Weighted Average              (per shipment)
--------------------------------------------------------------------------------

      BTU/LB.                       min. 10,550             LESS THAN 10,300
                                         ------                  ------
      LBS/MMBTU:
      MOISTURE                      max.  11.94             GREATER THAN 14.70
                                         ------                  ------
      ASH                           max.  12.89             GREATER THAN 14.60
                                         ------                  ------
      SULFUR                        max.   3.22             GREATER THAN 3.80
                                         ------                  ------
      SULFUR                        min.   2.75             LESS THAN 2.55
                                         ------                  ------
      CHLORINE                      max.   0.05             GREATER THAN 0.06
                                         ------                  ------
      FLUORINE                      max.  0.010             GREATER THAN 0.015
                                         ------                  ------
      NITROGEN                      max.   1.35             GREATER THAN 1.45
                                         ------                  ------
      ASH/SULFUR RATIO              min. 2.75:1             LESS THAN 2.5:1
                                         ------                  ------

      SIZE (3" x 0"):

            Top size (inches)*      max.  3x0               GREATER THAN 3x0
                                         ------                  ------
            Fines (% by wgt)
            Passing 1/4" screen     max.   50               GREATER THAN 55
                                         ------                  ------

      % BY WEIGHT:
      VOLATILE                      min.   31               LESS THAN 29
                                         ------                  ------
      FIXED CARBON                  min.   38               LESS THAN 30
                                         ------                  ------
      GRINDABILITY (HGI)            min.   55               LESS THAN 50
                                         ------                  ------

      BASE ACID RATIO (B/A)               0.60                       .90
                                         ------                  ------

      SLAGGING FACTOR**             max.   2.0              GREATER THAN 2.0
                                         ------                  ------
      FOULING FACTOR***             max.   0.5              GREATER THAN 0.7
                                         ------                  ------


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

                                                          Contract #LGE 99-002

      ASH FUSION TEMPERATURE ((degree)F) (ASTM D1857)

      REDUCING ATMOSPHERE
      Initial Deformation           min.  1940                   min.     1900
                                          ----                            ----
      Softening (H=W)               min.  2035                   min.     1975
                                          ----                            ----
      Softening (H=1/2W)            min.  2085                   min.     2000
                                          ----                            ----
      Fluid                         min.  2190                   min.     2100
                                          ----                            ----

      OXIDIZING ATMOSPHERE
      Initial Deformation           min.  2300                   min.     2200
                                          ----                            ----
      Softening (H=W)               min.  2330                   min.     2280
                                          ----                            ----
      Softening (H=1/2W)            min.  2425                   min.     2300
                                          ----                            ----
      Fluid                         min.  2490                   min.     2375
                                          ----                            ----

      * All the coal will be of such size that it will pass through a screen having circular perforations three (3) inches in diameter, but shall not contain more than fifty per cent (50%) by weight of coal that will pass through a screen having circular perforations one-quarter (1/4) of an inch in diameter.

      ** Slagging Factor (R(s))=(B/A) x (Percent Sulfur by Weight(Dry))

      *** Fouling Factor (R(f))=(B/A) x (Percent Na(2)O by Weight(Dry))

      The Base Acid Ratio (B/A) is herein defined as:

      BASE ACID RATIO (B/A) = (Fe(2)O(3) + CaO + MgO + Na(2)O + K(2)O)
                              ----------------------------------------
                              (SiO(2) + Al(2)O(3) + TiO(2))

      Note: As used herein          GREATER THAN means greater than:
                                    LESS THAN means less than.

      ss. 6.2 Definition of "Shipment". As used herein, a "shipment" shall mean one barge load, a barge lot load, in accordance with Buyer's sampling and analyzing practices.

      ss. 6.3 Rejection.


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                                                          Contract #LGE 99-002

      Buyer has the right, but not the obligation, to reject any shipment which fail(s) to conform to the Rejection Limits set forth in ss. 6.1 or contains extraneous materials. Buyer must reject such coal within seventy-two (72) hours of receipt of the coal analysis provided for in ss. 7.2 or such right to reject is waived. In the event Buyer rejects such non-conforming coal, title to and risk of loss of the coal shall be considered to have never passed to Buyer and Buyer shall return the coal to Seller or, at Seller's request, divert such coal to Seller's designee, all at Seller's cost and risk. Seller shall replace the rejected coal within five (5) working days from notice of rejection with coal conforming to the Rejection Limits set forth in ss. 6.1. If Seller fails to replace the rejected coal within such five (5) working day period or the replacement coal is rightfully rejected, Buyer may purchase coal from another source in order to replace the rejected coal. Seller shall reimburse Buyer for
(i) any amount by which the actual price plus transportation costs to Buyer of such coal purchased from another source exceed the price of such coal under this Agreement plus transportation costs to Buyer from the Delivery Point; and (ii) any and all transportation, storage, handling, or other expenses that have been incurred by Buyer for rightfully rejected coal. This remedy is in addition to all of Buyer's other remedies under this Agreement and under applicable law and in equity for Seller's breach.

      If Buyer fails to reject a shipment of non-conforming coal which it had the right to reject for failure to meet any or all of the Rejection Limits set forth in ss.6.1 or because such shipment contained extraneous materials, then such non-conforming coal shall be deemed accepted by Buyer; however, the quantity Seller is obligated to sell to Buyer under the Agreement may or may not be reduced by the amount of each such non-conforming shipment at Buyer's sole option and the shipment shall nevertheless be considered "rejectable" under ss.
6.4. Further, for


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                                                          Contract #LGE 99-002

shipments containing extraneous materials, which include, but are not limited to, slate, rock, wood, corn husks, mining materials, metal, steel, etc., the estimated weight of such materials shall be deducted from the weight of that shipment.

      ss. 6.4 Suspension and Termination.

      If the coal sold hereunder fails to meet one or more of the Guaranteed Monthly Weighted Averages set forth in ss.6.1 for any two (2) months in a six
(6) month period, or if nine (9) barge shipments in a 30 day period are rejectable by Buyer, or if Buyer receives at generating station(s) two (2) rail shipments which are rejectable in any 30 day period, Buyer may upon notice confirmed in writing and sent to Seller by certified mail, suspend future shipments except shipments already loaded into barges and/or railcars. Seller shall, within 10 days, provide Buyer with reasonable assurances that subsequent monthly deliveries of coal shall meet or exceed the Guaranteed Monthly Weighted Averages set forth in ss.6.1 and that the source will exceed the rejection limits set forth in ss.6.1. If Seller fails to provide such assurances within said 10 day period, Buyer may terminate this Agreement by giving written notice of such termination at the end of the 10 day period. A waiver of this right for any one period by Buyer shall not constitute a waiver for subsequent periods. If Seller provides such assurances to Buyer's reasonable satisfaction, shipments hereunder shall resume and any tonnage deficiencies resulting from suspension may be made up at Buyer's sole option. Buyer shall not unreasonably withhold its acceptance of Seller's assurances, or delay the resumption of shipment. If Seller, after such assurances, fails to meet any of the Guaranteed Monthly Weighted Averages for any one (1) month within the next six (6) months or if three (3) barge shipments or 1 rail shipment are rejectable within any one (1) month during such six (6) month period, then Buyer may terminate


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                                                          Contract #LGE 99-002

this Agreement and exercise all its other rights and remedies under applicable law and in equity for Seller's breach.

      SECTION 7. WEIGHTS, SAMPLING AND ANALYSIS.

      ss. 7.1 Weights. The weight of the coal delivered hereunder shall be determined on a per shipment basis by Buyer on the basis of scale weights at the generating station(s) unless another method is mutually agreed upon by the parties. Such scales shall be duly reviewed by an appropriate testing agency and maintained in an accurate condition. Seller shall have the right, at Seller's expense and upon reasonable notice, to have the scales checked for accuracy at any reasonable time or frequency. If the scales are found to be over or under the tolerance range allowable for the scale based on industry accepted standards, either party shall pay to the other any amounts owed due to such inaccuracy for a period not to exceed thirty (30) days before the time any inaccuracy of scales is determined.

      ss. 7.2 Sampling and Analysis. The sampling and analysis of the coal delivered hereunder shall be performed by Buyer and the results thereof shall be accepted and used for the quality and characteristics of the coal delivered under this Agreement. All analyses shall be made in Buyer's laboratory at Buyer's expense in accordance with industry-accepted standards. Samples for analyses shall be taken by any industry-accepted standard, mutually acceptable to both parties, may be composited and shall be taken with a frequency and regularity sufficient to provide reasonably accurate representative samples of the deliveries made hereunder. Seller represents that it is familiar with Buyer's sampling and analysis practices, and finds them to be acceptable. Buyer shall notify Seller in writing of any significant changes in Buyer's sampling and analysis practices. Any such changes in Buyer's sampling and analysis practices shall, except for industry


                                       10
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                                                          Contract #LGE 99-002

accepted changes in practices, provide for no less accuracy than the sampling and analysis practices existing at the time of the execution of this Agreement, unless the Parties otherwise mutually agree.

      Each sample taken by Buyer shall be divided into 4 parts and put into airtight containers, properly labeled and sealed. One part shall be used for analysis by Buyer; one part shall be used by Buyer as a check sample, if Buyer in its sole judgment determines it is necessary; one part shall be retained by Buyer until the 25th of the month following the month of unloading (the "Disposal Date") and shall be delivered to Seller for analysis if Seller so requests before the Disposal Date; and one part ("Referee Sample") shall be retained by Buyer until the Disposal Date. Seller shall be given copies of all analyses made by Buyer by the 12th business day of the month following the month of unloading. Seller, on reasonable notice to Buyer shall have the right to have a representative present to observe the sampling and analyses performed by Buyer. Unless Seller requests a Referee Sample analysis before the Disposal Date, Buyer's analysis shall be used to determine the quality of the coal delivered hereunder. The Monthly Weighted Averages shall be determined by utilizing the individual shipment analyses.

      If any dispute arises before the Disposal Date, the Referee Sample retained by Buyer shall be submitted for analysis to an independent commercial testing laboratory ("Independent Lab") mutually chosen by Buyer and Seller. For each coal quality specification in question, a dispute shall be deemed not to exist and Buyer's analysis shall prevail and the analysis of the Independent Lab shall be disregarded if the analysis of the Independent Lab differs from the analysis of Buyer by an amount equal to or less than:

            (i)   0.50% moisture


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                                                          Contract #LGE 99-002

            (ii)  0.50% ash on a dry basis
            (iii) 100 Btu/lb. on a dry basis
            (iv)  0.10% sulfur on a dry basis.

      For each coal quality specification in question, if the analysis of the Independent Lab differs from the analysis of Buyer by an amount more than the amounts listed above, then the analysis of the Independent Lab shall prevail and Buyer's analysis shall be disregarded. The cost of the analysis made by the Independent Lab shall be borne by Seller to the extent that Buyer's analysis prevails and by Buyer to the extent that the analysis of the Independent Lab prevails.

      SECTION 8. PRICE.

      ss. 8.1 Base Price. The base price ("Base Price") of the coal to be sold hereunder will be firm and will be determined by the year in which the coal is delivered as defined in ss.5 in accordance with the following schedule:

             YEAR                        BASE PRICE ($ PER MMBTU)
             ----                        ------------------------
             1999                          0.8303 F.O.B. barge
             2000                            *

* Buyer and Seller will begin price negotiations on or before October 1, 1999, for prices to be effective during the year 2000. The parties then shall attempt to negotiate an agreement on new prices and/or other terms and conditions between October 1, 1999 and December 1, 1999. If the parties do not reach an agreement by December 1, 1999, then this Agreement will terminate as of December 31, 1999 without liability due to such termination for either party, and the parties shall have no further obligations hereunder except those incurred prior to the date of termination.


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                                                          Contract #LGE 99-002

      ss.8.2  Quality Price Discounts.

      (a) The Base Price is based on coal meeting or exceeding the Guaranteed Monthly Weighted Average specifications as set forth in ss.6.1. Quality price discounts shall be applied for each specification each month to reflect failures to meet the Guaranteed Monthly Weighted Averages set forth in ss.6.1, as determined pursuant to ss.7.2, subject to the provisions set forth below. The discount values used are as follows:

                                 DISCOUNT VALUES
                                 ---------------
                                           $/MMBTU
                                           -------
                                BTU/LB.     0.2604

                                            $/LB./MMBTU
                                            -----------
                                SULFUR      0.1232
                                ASH         0.0083
                                MOISTURE    0.0016

      (b) Notwithstanding the foregoing, for each specification each month, there shall be no discount if the actual Monthly Weighted Average meets the applicable Discount Point set forth below. However, if the actual Monthly Weighted Average fails to meet such applicable Discount Point, then the discount shall apply and shall be calculated on the basis of the difference between the actual Monthly Weighted Average and the Guaranteed Monthly Weighted Average pursuant to the methodology shown in Exhibit A attached hereto.

                     Guaranteed Monthly
                     Weighted Average                  Discount Point
                     ----------------                  --------------

BTU/LB               min.  10,550                          10,350

LB/MMBTU:
SULFUR               max.    3.22                            3.50
ASH                  max.   12.89                           14.25


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                                                          Contract #LGE 99-002

MOISTURE             max.   11.94                           13.50

      For example, if the actual Monthly Weighted Average of sulfur equals 3.62 lb/MMBTU, then the applicable discount would be ( 3.62 lb. - 3.22 lb.) X $.1232/lb/MMBTU = $.04928/MMBTU.

      ss. 8.3 Payment Calculation. Exhibit A attached hereto shows the methodology for calculating the coal payment and quality price discounts for the month Seller's coal was unloaded by Buyer. If there are any such discounts, Buyer shall apply credit to amounts owed Seller for the month the coal was unloaded.

      SECTION 9. INVOICES, BILLING AND PAYMENT.

      ss. 9.1 Invoicing Address. Invoices will be sent to Buyer at the following address:

            Louisville Gas and Electric Company
            220 West Main Street
            P.O. Box 32010
            Louisville, KY  40232
            Attention:  Director, Fuels Management

            With a copy to:

            Louisville Gas and Electric Company
            220 West Main Street
            P.O. Box 32010
            Louisville, KY  40232
            Attention:  Manager, Accounts Payable


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                                                          Contract #LGE 99-002

      ss. 9.2 Invoice Procedures for Coal Shipments. Seller shall invoice Buyer at the Base Price, minus any quality price discounts, for all coal unloaded in a calendar month by the fifteenth (15th) of the following month.

      ss. 9.3 Payment Procedures for Coal Shipments. For all coal delivered pursuant to Article 5 hereof, and unloaded at the Delivery Point between the first (1st) and fifteenth (15th) days of any calendar month. Buyer shall make preliminary payment for seventy-five percent (75%) of the amount owed for the coal (based on the assumption that the coal will meet all guaranteed monthly quality parameters) by the twenty-fifth (25th) day of such month of delivery, except that, if the 25th is not a regular work day, payment shall be made on the next regular work day. For all coal delivered, as defined in Article 5 hereof, and unloaded at the Delivery Point between the sixteenth (16th) and the last day of any calendar month. Buyer shall make preliminary payment for seventy-five percent (75%) of the delivered coal by the tenth (10th) day of the month following the month of delivery, except that, if the 10th is not a regular work day, payment shall be made on the next regular work day.

      Preliminary payment shall be in the amount of seventy-five percent (75%) of the then current price on a dollar per ton basis as calculated by the guaranteed monthly weighted average BTU/lb. and the then current Base Price in cents per MMBTU.

      A reconciliation of amounts paid and amounts owed shall occur by the twenty-fifth (25th) day of the month following the month of delivery. (For example, Buyer will make one initial payment by September 25 for seventy-five percent of coal delivered September 1 through 15, and another initial payment by October 10 for seventy-five percent of coal delivered September 16 through 30. A reconciliation will occur by October 25 for all deliveries made in September.)

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                                                          Contract #LGE 99-002

The reconciliation shall be made as follows: Seller shall invoice Buyer on or before the 15th day of the month following the month of delivery. The amount due for all coal (based on the Base Price minus any Quality Price Discounts) delivered and unloaded and accepted by Buyer during any calendar month shall be calculated and compared to the sum of the preliminary payments made for coal delivered and unloaded and accepted during such month. The difference shall be paid by or paid to Seller, as applicable, by the twenty-fifth (25th) day of the month following the month of delivery, except, that, if the 25th is not a regular work day, payment shall be made in the next regular work day. Buyer shall mail all payments to Seller's account at Peabody COALSALES Company, P.O. Box 503099, St. Louis, MO 63150-3099 or electronically transfer funds as requested by Seller.

      ss. 9.4 Withholding. Buyer shall have the right to withhold from payment of any billing or billings (i) any sums which it is not able in good faith to verify or which it otherwise in good faith disputes, (ii) any damages resulting from or likely to result from any breach of this Agreement by Seller, and (iii) any amounts owed to Buyer from Seller. Buyer shall notify Seller promptly in writing of any such issue, stating the basis of its claim and the amount it intends to withhold.

      Payment by Buyer, whether knowing or inadvertent, of any amount in dispute shall not be deemed a waiver of any claims or rights by Buyer with respect to any disputed amounts or payments made.

      SECTION 10. FORCE MAJEURE.

                                                          Contract #LGE 99-002

      ss. 10.1 General Force Majeure. If either party hereto is delayed in or prevented from performing any of its obligations or from utilizing the coal sold under this Agreement due to acts of God, war, riots, civil insurrection, acts of the public enemy, strikes, lockouts, fires, floods or earthquakes, which are beyond the reasonable control and without the fault or negligence of the party affected thereby, then the obligations of both parties hereto shall be suspended to the extent made necessary by such event; provided that the affected party gives written notice to the other party as early as practicable of the nature and probable duration of the force majeure event. The party declaring force majeure shall exercise due diligence to avoid and shorten the force majeure event and will keep the other party advised as to the continuance of the force majeure event.

      During any period in which Seller's ability to perform hereunder is affected by a force majeure event, Seller shall not deliver any coal to any other buyers to whom Seller's ability to supply is similarly affected by such force majeure event unless contractually committed to do so at the beginning of the force majeure event; and further shall deliver to Buyer under this Agreement at least a pro rata portion (on a per ton basis) of its total contractual commitments to all its buyers to whom Seller's ability to supply is similarly affected by such force majeure event in place at the beginning of the force majeure event. An event which affects the Seller's ability to produce or obtain coal from a mine other than the Coal Property will not be considered a force majeure event hereunder.

      Tonnage deficiencies resulting from a force majeure event shall be made up at Buyer's sole option on a mutually agreeable schedule.

      ss. 10.2 Environmental Law Force Majeure. The parties recognize that, during the continuance of this Agreement, legislative or regulatory bodies or the courts may adopt

                                                          Contract #LGE 99-002

environmental laws, regulations, policies and/or restrictions which will make it impossible or commercially impracticable for Buyer to utilize this or like kind and quality coal which thereafter would be delivered hereunder. If as a result of the adoption of such laws, regulations, policies, or restrictions, or change in the interpretation or enforcement thereof, Buyer decides that it will be impossible or commercially impracticable (uneconomical) for Buyer to utilize such coal, Buyer shall so notify Seller, and thereupon Buyer and Seller shall promptly consider whether corrective actions can be taken in the mining and preparation of the coal at Seller's mine and/or in the handling and utilization of the coal at Buyer's generating station; and if in Buyer's sole judgment such actions will not, without unreasonable expense to Buyer, make it possible and commercially practicable for Buyer to so utilize coal which thereafter would be delivered hereunder without violating any applicable law, regulation, policy or order, Buyer shall have the right, upon the later of 60 days notice to Seller or the effective date of such restriction, to terminate this Agreement without further obligation hereunder on the part of either party.

      SECTION 11. CHANGES. Buyer may, by mutual agreement with Seller, at any time by written notice pursuant to ss. 12 of this Agreement, make changes within the general scope of this Agreement in any one or more of the following: quality of coal or coal specifications, quantity of coal, method or time of shipments, place of delivery (including transfer of title and risk of loss), method(s) of weighing, sampling or analysis and such other provision as may affect the suitability and amount of coal for Buyer's generating stations.

      If any such changes makes necessary or appropriate an increase or decrease in the then current price per ton of coal, or in any other provision of this

                                                          Contract #LGE 99-002

Agreement, an equitable adjustment shall be made in: price, whether current or future or both, and/or in such other provisions of this Agreement as are affected directly or indirectly by such change, and the Agreement shall thereupon be modified in writing accordingly.

      Any claim by the Seller for adjustment under this ss. 11 shall be asserted within thirty (30) days after the date of Seller's receipt of the written notice of change, it being understood, however that Seller shall not be obligated to proceed under this Agreement as changed until an equitable adjustment has been agreed upon. The parties agree to negotiate promptly and in good faith to agree upon the nature and extent of any equitable adjustment.

      SECTION 12. NOTICES.

      ss. 12.1 Form and Place of Notice. Any official notice, request for approval or other document required to be given under this Agreement shall be in writing, unless otherwise provided herein, and shall be deemed to have been sufficiently given when delivered in person, transmitted by facsimile or other electronic media, delivered to an established mail service for same day or overnight delivery, or dispatched in the United States mail, postage prepaid, for mailing by first class, certified, or registered mail, return receipt requested, and addressed as follows:

      If to Buyer:            Louisville Gas and Electric Company
                              P.O. Box 32010
                              Louisville, Kentucky 40232
                              Attn.: Director, Fuels Management

      If to Seller:           Peabody COALSALES Company
                              701 Market Street, Suite 930
                              St. Louis, Missouri 63101
                              Attn: Vice-President, Sales

                                                          Contract #LGE 99-002

      ss. 12.2 Change of Person or Address. Either party may change the person or address specified above upon giving written notice to the other party of such change.

      ss. 12.3 Electronic Data Transmittal. Seller hereby agrees, at Seller's cost, to electronically transmit shipping notices and/or other data to Buyer in a format acceptable to and established by Buyer upon Buyer's request. Buyer shall provide Seller with the appropriate format and will inform Seller as to the electronic data requirements at the appropriate time.

      SECTION 13. (Intentionally Omitted)

      SECTION 14. RIGHT TO RESELL. Buyer shall have the unqualified right to sell all or any of the coal purchased under this Agreement.

      SECTION 15. INDEMNITY AND INSURANCE.

      ss. 15.1 Indemnity. Seller agrees to indemnify and save harmless Buyer, its officers, directors, employees and representatives from any responsibility and liability for any and all claims, demands, losses, legal actions for personal injuries, property damage and pollution (including reasonable inside and outside attorney's fees) (i) relating to the trucks, barges or railcars provided by Buyer or Buyer's contractor while such trucks, barges or railcars are in the care and custody of the loading dock or loading facility, (ii) due to any failure of Seller to comply with laws, regulations or ordinances, or (iii) due to the acts or omissions of Seller in the performance of this Agreement.

      ss. 15.2 Insurance. Seller agrees to carry insurance coverage with minimum limits as follows:

            (1) Commercial General Liability, including Completed Operations and Contractual Liability, $1,000,000 single limit liability.

                                                          Contract #LGE 99-002


            (2) Automobile General Liability, $1,000,000 single limit liability.

            (3) In addition, Seller shall carry excess liability insurance covering the foregoing perils in the amount of $4,000,000 for any one occurrence.

            (4) Workers' Compensation and Employer's Liability with statutory limits.

      If any of the above policies are written on a claims made basis, then the retroactive date of the policy or policies will be no later than the effective date of this Agreement. Certificates of Insurance satisfactory in form to the Buyer and signed by the Seller's insurer shall be supplied by the Seller to the Buyer evidencing that the above insurance is in force and that not less than 30 calendar days written notice will be given to the Buyer prior to any cancellation or material reduction in coverage under the policies. The Seller shall cause its insurer to waive all subrogation rights against the Buyer respecting all losses or claims arising from performance hereunder. Evidence of such waiver satisfactory in form and substance to the Buyer shall be exhibited in the Certificate of Insurance mentioned above. Seller's liability shall not be limited to its insurance coverage.

      SECTION 16. TERMINATION FOR DEFAULT.

      Subject to ss. 6.4, if either party hereto commits a material breach of any of its obligations under this Agreement at any time, including, but not limited to, a breach of a representation and warranty set forth herein, then the other party has the right to give written notice describing such breach and stating its intention to terminate this Agreement no sooner than 30 days after the date of the notice (the "notice period"). If such material breach is curable and the breaching party cures such material breach within the notice period, then the Agreement shall not be terminated due to such material breach. If such material breach is not curable or the breaching party fails to

                                                          Contract #LGE 99-002

cure such material breach within the notice period, then this Agreement shall terminate at the end of the notice period in addition to all the other rights and remedies available to the aggrieved party under this Agreement and at law and in equity.

      SECTION 17. TAXES, DUTIES AND FEES.

      Seller shall pay when due, and the price set forth in ss. 8 of this Agreement shall be inclusive of, all taxes, duties, fees and other assessments of whatever nature imposed by governmental authorities with respect to the transactions contemplated under this Agreement.

      SECTION 18. DOCUMENTATION AND RIGHT OF AUDIT.

      Seller shall maintain all records and accounts pertaining to payments, quantities, quality analyses, and source for all coal supplied under this Agreement for a period lasting through the term of this Agreement and for two years thereafter. Buyer shall have the right at no additional expense to Buyer to audit, copy and inspect such records and accounts at any reasonable time upon reasonable notice during the term of this Agreement and for 2 years thereafter.

      SECTION 19. EQUAL EMPLOYMENT OPPORTUNITY. To the extent applicable, Seller shall comply with all of the following provisions which are incorporated herein by reference: Equal Opportunity regulations set forth in 41 CFR ss. 60-1.4(a) and (c) prohibiting discrimination against any employee or applicant for employment because of race, color, religion, sex, or national origin; Vietnam Era Veterans Readjustment Assistance Act regulations set forth in 41 CFR ss. 50-250.4 relating to the employment and advancement of disabled veterans and veterans of the Vietnam Era; Rehabilitation Act regulations set forth in 41 CFR ss. 60-741.4

                                                          Contract #LGE 99-002

relating to the employment and advancement of qualified disabled employees and applicants for employment; the clause known as "Utilization of Small Business Concerns and Small Business Concerns Owned and Controlled by Socially and Economically Disadvantaged Individuals" set forth in 15 USC ss. 637(d)(3); and subcontracting plan requirements set forth in 15 USC ss. 637(d).

      SECTION 20. COAL PROPERTY INSPECTIONS. Buyer and its representatives, and others as may be required by applicable laws, ordinances and regulations shall have the right at all reasonable times and at their own expense to inspect the Coal Property, including the loading facilities, scales, sampling system(s), wash plant facilities, and mining equipment for conformance with this Agreement. Seller shall undertake reasonable care and precautions to prevent personal injuries to any representatives, agents or employees of Buyer (collectively, "Visitors") who inspect the Coal Property. Any such Visitors shall make every reasonable effort to comply with Seller's regulations and rules regarding conduct on the work site, made known to Visitors prior to entry, as well as safety measures mandated by state or federal rules, regulations and laws. Buyer understands that mines and related facilities are inherently high-risk environments. Buyer's failure to inspect the Coal Property or to object to defects therein at the time Buyer inspects the same shall not relieve Seller of any of its responsibilities nor be deemed to be a waiver of any of Buyer's rights hereunder.

      SECTION 21. MISCELLANEOUS.

      ss. 21.1 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Kentucky, and all questions of performance of obligations hereunder shall be determined in accordance with such laws.

                                                          Contract #LGE 99-002

      ss. 21.2 Headings. The paragraph headings appearing in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

      ss. 21.3 Waiver. The failure of either party to insist on strict performance of any provision of this Agreement, or to take advantage of any rights hereunder, shall not be construed as a waiver of such provision or right.

      ss. 21.4 Remedies Cumulative. Remedies provided under this Agreement shall be cumulative and in addition to other remedies provided under this Agreement or by law or in equity.

      ss. 21.5 Severability. If any provision of this Agreement is found contrary to law or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms, unless such unlawful or unenforceable provision is material to the transactions contemplated hereby, in which case the parties shall negotiate in good faith a substitute provision.

      ss. 21.6 Binding Effect. This Agreement shall bind and inure to the benefit of the parties and their successors and assigns.

      ss. 21.7 Assignment.

      A. Seller shall not, without Buyer's prior written consent, make any assignment or transfer of this Agreement, by operation of law or otherwise, including without limitation any assignment or transfer as security for any obligation, and shall not assign or transfer the performance of or right or duty to perform any obligation of Seller hereunder; provided, however, that Seller may assign the right to receive payments for coal directly from Buyer to a

                                                          Contract #LGE 99-002

lender as part of any accounts receivable financing or other revolving credit arrangement which Seller may have now or at any time during the term of this Agreement.

      B. Buyer shall not, without Seller's prior written consent, assign this Agreement or any right for the performance of or right or duty to perform any obligation of Buyer hereunder; except that, without such consent, Buyer may assign this Agreement in connection with a transfer by Buyer of all or a part interest in the generating station comprising the Delivery Point, or as part of a merger or consolidation involving Buyer.

      C. In the event of an assignment or transfer contrary to the provisions of this section, the non-assigning party may terminate this Agreement immediately.

      ss. 21.8 Entire Agreement. This Agreement contains the entire agreement between the parties as to the subject matter hereof, and there are no representations, understandings or agreements, oral or written, which are not included herein.

      ss. 21.9 Amendments. Except as otherwise provided herein, this Agreement may not be amended, supplemented or otherwise modified except by written instrument signed by both parties hereto.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LOUISVILLE GAS AND ELECTRIC                       PEABODY COALSALES COMPANY
COMPANY

By: /s/ Wayne T. Lucas                           By: /s/  Richard A. Navarre
   ------------------------------                   ----------------------------
   Wayne T. Lucas                                   Richard A. Navarre
   EVP -  Power Generation                          President

Date:       January 7, 1999                      Date:      January 3, 1999
     ----------------------------                     --------------------------

                                                          Contract #LGE 99-002

                                                                       Exhibit A
                                                                     Page 1 of 2

                                    EXHIBIT A
                        SAMPLE COAL PAYMENT CALCULATIONS
                 Total Evaluated Coal Costs for Contract No.

--------------------------------------------------------------------------------
For contracts supplied from multiple "origins", each "origin will be calculated individually.

                  Section I                                                        Base Data
      --------------------------------------------                              ---------------
1)    Base F.O.B. price per ton:                                                $    17.52 /ton
                                                                                -----------
1a)   Tons of coal delivered:                                                              tons
                                                                                -----------
2)    Guaranteed average heat content:                                              10,550 BTU/LB.
                                                                                -----------
2r)   As received monthly avg. heat content:                                               BTU/LB.
                                                                                -----------
2a)   Energy delivered in MMBTU:                                                           MMBTU
                                                                                -----------

[(Line 1a) *2,000 lb./ton*(Line 2r)] *MMBTU/1,000,000 BTU
[(     ) *2,000 lb./ton*(     )]*MMBTU/1,000,000 BTU

2b)   Base F.O.B. price per MMBTU:                                             $    0.8303 MMBTU
                                                                                -----------

{[(Line 1)/(Line 2)]*(1 ton/2,000 lb.)]}*1,000,000 BTU/MMBTU
{[(     /ton)/(           BTU/LB)]*(1 ton/2,000 lb.)}*1,000,000 BTU/MMBTU

3)    Guaranteed monthly avg. max. sulfur                                             3.22 LBS./MMBTU
                                                                                -----------
3r)   As received monthly avg. sulfur                                                      LBS./MMBTU
                                                                                -----------
4)    Guaranteed monthly avg. ash                                                    12.89 LBS./MMBTU
                                                                                -----------
4r)   As received monthly avg. ash                                                         LBS./MMBTU
                                                                                -----------
5)    Guaranteed monthly avg. max. moisture                                          11.94 LBS./MMBTU
                                                                                -----------

5r)   As received monthly avg. moisture                                                    LBS./MMBTU
                                                                                -----------
                  Section II                                                      Discounts
      --------------------------------------------                              ---------------
      Assign a (-) to all discounts (round to (5) decimal places)

6d)   BTU/LB.: If line 2r LESS THAN 10,350 BTU/lb. then:
      {1 - (line 2r) / (line 2)} *
      $0.2604/MMBTU
      {1 - (    ) / (    )} * $0.2604 =                                         $          /MMBTU
                                                                                 ----------
7d)   SULFUR:  If line 3r is greater than 3.50 lbs./MMBTU
      [ (line 3r) - (line 3) ] * 0.1232/lb. Sulfur
      [ (    ) - (    ) ] * 0.1232 =                                            $          /MMBTU
                                                                                 ----------

8d)   ASH: If line 4r is greater than 14.25 lbs./MMBTU
      [ (line 4r) - (line 4) ] * 0.0083/MMBTU
      [ (    ) - (    ) ] * 0.0083 =                                            $          /MMBTU
                                                                                 ----------

9d)   MOISTURE:  If line 5r is greater than 1350 lbs./MMBTU
      [ (line 5r) - (line 5) ] * 0.0016/MMBTU
      [ (    ) - (    ) ] * 0.0016 =                                            $          /MMBTU
                                                                                 ----------

                                                          Contract #LGE 99-002

                                                                       Exhibit A
                                                                     Page 2 of 2

                                                                                  Total Price
                    Section III                                                   Adjustments
      --------------------------------------------                              ---------------
      Determine total Discounts as follows:

      Assign a (-) to all discounts (round to (5) decimal places)

      Line 6d:                                                                  $          /MMBTU
                                                                                 ----------
      Line 7d                                                                   $          /MMBTU
                                                                                 ----------
      Line 8d                                                                   $          /MMBTU
                                                                                 ----------
      Line 9d                                                                   $          /MMBTU
                                                                                 ----------
10) Total Discounts (-):

      Algebraic sum of above:                                                   $          /MMBTU
                                                                                 ----------
11)   Total evaluated coal price = (line 2b) + (line 10)

12)   Total discount price adjustment for Energy delivered:
      (line 2a) * (line 10) (-)
      $      /MMBTU           +                                                 $          /MMBTU = $
       -----                                                                     ----------          -----

13)   Total base cost of coal (line 2a) * (line 2b)
      $      /MMBTU           +                                                 $          /MMBTU = $
       -----                                                                     ----------          -----

14)   Total coal payment for month (line 12) + (line 13)
      $      /MMBTU           +                                                 $                 = $
       -----                                                                     ----------          -----